Exhibit 99.1

Mueller Water Products

Second Quarter 2011

Conference Call Script

Martie Zakas, Introduction and Safe Harbor Statement

Good morning everyone. Welcome to Mueller Water Products’ second quarter fiscal 2011 conference call. We issued our press release reporting results of operations for the quarter ended March 31, 2011 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Mueller Water Products had 155.5 million shares outstanding at March 31, 2011.

Discussing the second quarter’s results this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website which are available to help illustrate the quarter’s results as well as to address our safe harbor disclosure statement and our non-GAAP disclosure requirements.

At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures that we reference in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. As required by Regulation G, reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 is our safe harbor disclosure statement addressing forward-looking statements. This slide includes cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements, as well as specific examples of forward-looking statements. Please take note of the disclaimers provided on slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter refer to our fiscal year which ends September 30, unless specified otherwise.

The archived webcast and the corresponding slides will be available for at least 90 days in the Investor Relations section of our website. We will file a copy of our prepared remarks on Form 8-K later this morning.

After the prepared remarks, we will open the call to questions from our dial-in participants.

I’ll now turn the call over to Greg.

Greg Hyland:

Thank you Martie and good morning everyone.

We appreciate you joining us today as we discuss our results for the second quarter of 2011. I’ll begin with a brief overview of the quarter. Evan will then provide a detailed financial report and cover key drivers affecting our businesses. I will then follow with our outlook for the third quarter, and comment on the balance of the fiscal year and the actions we continue to take to strengthen our position in the marketplace. We will then open up the call for your questions.

Overall, our financial performance for the second quarter was about as expected. Adjusted operating income at all three of our businesses improved on a year-over-year basis. We benefited from both higher sales pricing, which covered increased raw material costs, and ongoing cost savings initiatives in all three of our businesses. Anvil’s operating results, excluding a 2010 one-time gain, more than doubled.

We continued to invest in new products and services at Mueller Co. that we believe have significant growth potential, including advanced metering infrastructure at Mueller Systems and pipe condition assessment and leak detection services at Echologics. In the short term, the expenses associated with these investments, as these businesses are in their development phase, are masking the higher margins of the rest of our Mueller Co. business.

We believe municipalities recognize the need to upgrade their water infrastructure systems; however, they appear to be remaining cautious in the near term as they balance this need against current budget concerns. With this caution, as well as the delayed recovery of the residential construction market, we believe that volumes in our water infrastructure businesses for the second half of the year will be roughly flat on a year-over-year basis, although our earnings performance should continue to improve given the benefit of our cost savings initiatives and the other operational improvements we have made.

I will now turn the call over to Evan who will provide more details on the second quarter’s financial results.

Evan Hart - Financial Summary

Good morning everyone. I’ll first review the consolidated results and then discuss segment performance.

Consolidated net sales for the 2011 second quarter of $311.3 million increased 3.1%, or $9.5 million, from $301.8 million for the 2010 second quarter. Net sales increased primarily due to higher prices of $13.9 million across all three business segments, partially offset by net lower shipment volumes of $5.1 million. U.S. Pipe was the only business with lower shipment volumes this quarter.

Consolidated gross profit of $50.0 million for the 2011 second quarter increased $11.8 million, or 30.9%, from $38.2 million for the 2010 second quarter. Gross profit as a percentage of net sales was 16.1% for the 2011 second quarter compared to 12.7% for the prior year period. Gross profit increased due to manufacturing and other cost savings of $15.8 million and higher sales prices of $13.9 million. These factors were partially offset by higher raw material costs of $11.2 million and higher per-unit overhead costs due to lower production of $5.1 million.

Consolidated selling, general and administrative expenses of $54.8 million for the 2011 second quarter compare with $50.6 million for the 2010 second quarter. Excluding a $3.1 million 2010 second quarter gain from the sale of Anvil’s Canadian distribution business, selling, general and administrative expenses for the 2011 second quarter were roughly similar to the 2010 second quarter.

Adjusted loss from operations for the 2011 second quarter of $4.8 million improved $7.6 million from adjusted loss from operations of $12.4 million for the 2010 second quarter. Manufacturing and other cost savings of $15.8 million and higher sales prices of $13.9 million were partially offset by higher raw material costs of $11.2 million, higher per-unit overhead costs due to lower production of $5.1 million, and higher selling, general and administrative expenses of $4.2 million. As previously mentioned, selling, general and administrative expenses for the 2010 second quarter included a gain of $3.1 million from the sale of Anvil’s Canadian distribution business. Excluding that gain, adjusted operating loss improved $10.7 million year-over-year.

Adjusted EBITDA margin for the 2011 second quarter improved to 5.1% from 3.0% in the 2010 second quarter.

Net interest expense for the 2011 second quarter of $16.3 million included $2.0 million of non-cash costs related to interest rate swap contracts. As we have previously discussed, although these contracts were terminated prior to 2011, the related costs are being amortized over the original term of the swap contracts. Net interest expense for the 2010 second quarter of $14.8 million included a benefit of $0.8 million related to terminated interest rate swap contracts. Excluding these terminated swap contracts, net interest expense decreased $1.3 million primarily due to a lower effective rate.

The effective income tax rate for the 2011 second quarter was a benefit of 40.9% compared to the 2010 second quarter benefit of 38.0%.

Adjusted net loss per share of $0.07 for the 2011 second quarter improved from an adjusted net loss per share of $0.11 for the 2010 second quarter. The 2011 second quarter adjusted results exclude after-tax restructuring charges of $1.3 million and after-tax non-cash interest rate swap costs of $1.2 million.

There was an average of 155.4 million shares outstanding for the 2011 second quarter compared to an average of 154.4 million shares outstanding for the 2010 second quarter.

I’ll now move on to segment performance.

Net sales for Mueller Co. for the 2011 second quarter of $148.9 million increased 5.5% from net sales for the 2010 second quarter of $141.2 million. The increase was due to higher sales prices of $4.4 million, higher shipment volumes of $2.4 million and favorable Canadian currency exchange rates of $0.9 million.

2011 second quarter adjusted income from operations was $10.5 million, or an operating margin of 7.1%, and adjusted EBITDA was $22.7 million, or an EBITDA margin of 15.2%. Prior year adjusted income from operations was $9.7 million, or an operating margin of 6.9%, and adjusted EBITDA was $22.2 million, or an EBITDA margin of 15.7%. Adjusted income from operations increased due to manufacturing and other cost savings of $5.0 million and higher sales prices of $4.4 million. These items were substantially offset by $4.5 million of higher raw material costs and $4.4 million of higher per-unit overhead costs due to lower production and other higher manufacturing costs.

As Greg mentioned, expenses associated with investments at Mueller Systems and Echologics are negatively impacting Mueller Co. margins as we are in the development phase.

Net sales for U.S. Pipe for the 2011 second quarter of $75.8 million decreased $7.2 million from net sales for the 2010 second quarter of $83.0 million. Lower shipment volumes of $14.0 million were partially offset by higher prices of $6.8 million. Pricing per ton for ductile iron pipe for the 2011 second quarter increased 15% on a year-over-year basis, but declined from last quarter as pricing became more aggressive in the second quarter.

Adjusted loss from operations of $15.7 million and an adjusted EBITDA loss of $11.0 million for the 2011 second quarter improved from an adjusted loss from operations of $19.6 million and an adjusted EBITDA loss of $14.6 million for the 2010 second quarter. The 2011 second quarter benefitted from manufacturing and other cost savings of $8.0 million and higher sales prices of $6.8 million. These items were partially offset by higher raw material costs of $5.3 million, higher per-unit overhead costs due to lower production of $3.3 million and lower shipment volumes of $2.9 million. The cost savings included benefits from closing our North Birmingham facility during 2010.

Net sales for Anvil for the 2011 second quarter of $86.6 million increased 11.6% from net sales for the 2010 second quarter of $77.6 million. Net sales increased due to higher shipment volumes of $6.5 million primarily in our energy and mechanical markets and higher prices of $2.7 million.

Adjusted income from operations for the 2011 second quarter of $6.9 million increased $0.9 million from adjusted income from operations for the 2010 second quarter of $6.0 million. Manufacturing and other cost savings of $2.8 million, higher sales prices of $2.7 million and higher shipment volumes of $1.8 million improved operating results. These improvements were partially offset by higher selling, general and administrative expenses of $4.6 million and higher raw material costs of $1.4 million. Included in 2010 second quarter selling, general and administrative expenses was a $3.1 million gain from the sale of the Canadian distribution business during that quarter.

Adjusted EBITDA increased to $10.4 million, or an EBITDA margin of 12.0%, for the 2011 second quarter compared to $9.7 million, or an EBITDA margin of 12.5%, for the 2010 second quarter.

Free cash flow, which is cash flow from operating activities less capital expenditures, was negative $27.8 million for the 2011 second quarter compared to negative $21.7 million for the 2010 second quarter. The primary driver to the $6.1 million variance was higher pension contributions in the second quarter of 2011 that historically have been made in the fourth quarter.

As you recall, our water infrastructure businesses are seasonal. As a result of that seasonality, we typically experience lower cash collections and higher cash disbursements in the second quarter compared to other quarters.

At March 31, 2011, total debt was $692.5 million and included $420.0 million of 7 3/8% senior subordinated notes due 2017, $221.5 million of 8 3/4%

senior unsecured notes due 2020, $49.0 million drawn under our asset based credit agreement and $2.0 million of other. Net debt at the end of the 2011 second quarter was $648.7 million.

I’ll now turn the call back to Greg.

Thanks, Evan.

Evan detailed our second quarter financial performance and has provided an analysis of our results. I will now discuss our outlook for the third quarter and the balance of the year highlighting some of the market trends and key drivers affecting our businesses.

I’ll begin with Mueller Co.

While we were encouraged that unit orders for core products were flat to slightly positive in the second quarter on a year-over-year basis, especially in light of all the discussions of municipal budget issues, we have no indication right now that municipal spending will increase on a year-over-year basis. We believe municipalities remain cautious with regard to their capital spending as state and local budgets continue to be scrutinized, and as expected we have seen little change in residential construction. For the third quarter at Mueller Co., we expect to see a slight year-over-year increase in net sales driven by the price increases implemented this year and last year.

Costs for scrap steel and brass, our two largest raw material categories, appear to have flattened out after large run ups in the second quarter. The price for brass ingot was up 24% for the second quarter year-over-year. The price of scrap steel has increased over 25% on a year-over-year basis. Mueller Co. implemented price increases that became effective mid-February to cover these cost increases. We expect to begin to realize the benefits of these price increases later in the third quarter and realize the full benefits throughout the fourth quarter.

At Mueller Co. for the third quarter, we expect higher sales pricing to at least offset the increase in raw material costs. We also expect that our continuous cost savings programs will help cover higher costs due to inflation. Taking all these into account, we expect that Mueller Co.’s adjusted operating income will be roughly similar to the prior year.

Turning to U.S. Pipe for the third quarter, as mentioned previously, pricing on ductile iron pipe improved year-over-year but declined sequentially from the first quarter. We believe second quarter pricing softened a bit due to lower demand, exacerbated by inclement weather across much of the United States. We expect pricing in the third quarter to increase both on a year-over-

year and on a sequential basis. We expect higher prices since the average price on orders received in the second quarter that are currently in our backlog came in at a higher level than the average price of second quarter ductile iron pipe shipments. We anticipate this trend continuing as we enter the construction season.

We believe that volume in our U.S. Pipe business will be down in the third quarter on a year-over-year basis. There are several contributing factors for the year-over-year decline. First, as you may recall, in the third quarter of 2010, we had $12.4 million of pipe revenue for a project outside the United States that we sourced. We also began shipping the bulk of the orders that were received related to Stimulus-funded projects in the third quarter of last year.

We have recently been awarded a $35 million order to manufacture and supply large diameter pipe and fittings to a major water project in the Middle East. While we expect to begin shipping this order late in the third quarter, most of the shipments should occur in the fourth quarter and in early fiscal 2012.

Overall, we believe net sales at U.S. Pipe for the third quarter will be lower than last year primarily due to the impact of the international sourced order in the prior year, partially offset by higher pricing.

For the third quarter we expect price increases to more than offset higher raw material costs. We expect our cost savings initiatives to more than offset higher production costs due to inflation. As a result, we expect the adjusted operating loss at U.S. Pipe to improve on a year-over-year basis.

Turning now to Anvil, in the third quarter, we expect to see higher volumes in selected markets, primarily in our addressed oil & gas and industrial markets, and for distributors to increase their inventory levels. We also expect to benefit modestly from higher pricing. As a result of these factors, we expect net sales to improve year-over-year and sequentially.

With the benefits of cost savings and volume increases, we expect adjusted operating income to be higher in the third quarter on a year-over-year basis and slightly higher sequentially.

On a consolidated basis for the third quarter, we believe net sales will increase on a year-over-year basis attributable primarily to higher pricing across all three businesses, and volume increases at Anvil. We expect to see continued improvement in our adjusted operating income on a year-over-year basis, with higher sales pricing and manufacturing and other cost savings more than offsetting higher raw material costs and other higher production costs due to inflation.

Now I’ll provide some color on factors which could affect the fourth quarter.

We expect to continue to benefit from higher sales prices particularly at Mueller Co. and U.S. Pipe. If raw material costs remain at current levels, we believe that these higher sales prices will more than cover our higher raw material costs. We said previously that municipalities had been exhibiting caution in their spending. Based on order levels that we saw in the second quarter, we believe that our Mueller Co. distributors have roughly the same level of inventory they did a year ago. So at this time we are a little more confident that we will not see a year-over-year drop in demand. However, we do not expect to know if we will see an increase in spending until we get further into the construction season to see how quickly distributors reorder. We also do not expect to see any significant change in our residential construction business, although there may be regional pockets of growth.

We expect U.S. Pipe volumes to be higher in the fourth quarter year-over-year primarily due to the export order to the Middle East.

As I mentioned at the beginning of the call, we continue to invest in new products and services at Mueller Co. that are part of our intelligent water technology portfolio and which we believe have significant growth potential, including advanced metering infrastructure at Mueller Systems and pipe condition assessment and leak detection services at Echologics. According to industry research, the AMI market is growing at an annualized growth rate of about 20%.

Our new products and services leverage the Mueller brand and build on our expertise in water infrastructure while helping municipalities increase operating efficiencies and improve service and communication with their customers.

Interest in our two-way water AMI system increased nicely over the last two quarters, and more municipalities have contracted for our leak detection and pipe wall condition assessment products and services. Our unique ability to accurately identify small leaks in both distribution and transmission systems without invading the water stream, is of high interest. We are also seeing utilities taking advantage of our condition assessment services to help prioritize their capital spending and to potentially identify weak points in their water distribution infrastructure before a catastrophic failure occurs. There are efforts to reduce the number of water main breaks nationwide. For example, an AWWA initiative is looking to reduce national main breaks to 135,000 annually from the current 240,000. We believe that Echologics’ leak detection and pipe condition assessment services can play a key role in achieving this objective.

We’re encouraged by the reception of these products and services by our customers.

Last quarter we projected higher consolidated free cash flow for the full year 2011 compared to 2010, due to both improved operating results and continued working capital efficiency improvements. Although we continue to benefit from working capital efficiency improvements, we believe the timing of the export order into the Middle East could negatively impact our fourth quarter working capital. Therefore, free cash flow in 2011 could be less than 2010, benefitting only from improved operating results due to the timing of the export order.

We continue to improve our working capital efficiency. For example, inventory turns for the twelve months ended March 31 improved about .7 turns from the comparable prior year period. Additionally, average trailing twelve month working capital as a percentage of net sales at the end of the second quarter improved over 500 basis points from a year ago.

Other key variables for 2011 are: corporate spending is estimated to be $30 to $32 million down from our previous estimate of $34 to $36 million, depreciation and amortization is estimated to be $82 to $84 million, and net interest expense is estimated to be $64 to $66 million which, as a reminder, includes non-cash interest expense of $8 million associated with the swap contracts we have terminated. Our effective income tax rate is expected to be between 38% and 42%. Capital expenditures are expected to be between $36 and $39 million.

The Board of Directors of Mueller Water Products, after considering many factors, has authorized the exploration of a variety of alternatives for U.S. Pipe, including strategic alternatives such as the sale of a controlling interest in that business to a third party, a joint venture with a third party or other financial or structural alternatives, both domestic and international. A key objective will be to ensure that U.S. Pipe continues as a strong brand by delivering quality goods and services to its customers, with the same commitment to high customer service that has distinguished its business in the past.

No decision has been made at this time to enter into any transaction and there can be no assurance that the exploration of alternatives will result in a transaction or as to the terms, conditions or timetable of any such transaction. It is the Company’s policy not to comment on any specific discussions or any potential corporate transaction unless and until it enters into a definitive agreement with respect to such a transaction.

With that, I’ll open it up for questions.